Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED UNDER SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As used below, the terms the “Company,” “we,” “us” and “our” refer to Enova International, Inc., as issuer of common stock, par value of $0.00001 per share (the “common stock”), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Description of Common Stock

The following description of our common stock is based upon our Amended and Restated Certificate of Incorporation, effective as of November 14, 2017 (“Certificate of Incorporation”), our Amended and Restated Bylaws, effective as of November 14, 2017 (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the Annual Report on Form 10-K to which this exhibit is a part. You should read the Certificate of Incorporation, the Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Our authorized capital stock consists of 275,000,000 shares, with a par value of $0.00001 per share, of which:

•250,000,000 shares are designated as common stock; and

•25,000,000 shares are designed as preferred stock.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights.

Dividend Rights

Subject to preferences to which holders of preferred stock may be entitled, holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our Board of Directors out of funds legally available for the payment of dividends.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of us, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to holders of any outstanding shares of preferred stock.

Other Rights

Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

No shares of preferred stock are outstanding.  Pursuant to our Certificate of Incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue from time to time up to

25,000,000 shares of preferred stock in one or more series. Our Board of Directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change in control.

Anti-Takeover Provisions

Our Certificate of Incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder’s approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, as discussed above, our Board of Directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

No Stockholder Action by Written Consent

Our Certificate of Incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of stockholders may be called only by a majority of our Board of Directors, the Chairman of our Board of Directors, our President or our Secretary. Stockholders may not call special meetings.

Advance Notice of Nominations and Proposals

Our Bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. Our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Filling of Board Vacancies

Our Bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. Our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

Our Certificate of Incorporation and Bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the Board of Directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our Board of Directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors to influence the decision regarding a takeover.

Amendment of our Governing Documents

Our Certificate of Incorporation provides that the affirmative vote of the holders of at least 80 percent of our voting stock then outstanding is required to amend certain provisions of the Certificate of Incorporation, including those relating to the voting rights of stockholders, the number and classification of our Board of Directors, indemnification of our Board of Directors, term and removal of directors, the calling of special meetings of stockholders, the limitation on stockholders to act by written consent and exclusive venue for specified disputes. Our Certificate of Incorporation also provides that the affirmative vote of holders of at least 80 percent of the voting power of the voting stock then outstanding is required to amend our Bylaws. Our Articles of Incorporation also confers upon our Board of Directors the right to amend our Bylaws.

Exclusive Forum

Our Certificate of Incorporation provides that, unless our Board of Directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws (as either may be amended from time to time) or any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine.

Section 203 of the Delaware General Corporation Law

We are a Delaware corporation and are subject to the provisions of Section 203 of the DGCL. This law prevents many Delaware corporations, including those whose securities are listed on the New York Stock Exchange, from engaging, under specific circumstances, in a business combination with an interested stockholder for three years following the date that the stockholder became an interested stockholder, unless the business combination or interested stockholder is approved in a prescribed manner. An interested stockholder is a stockholder who, together with affiliates and associates, within the prior three years did own 15% or more of the corporation’s outstanding voting stock.

While a Delaware corporation may opt out of Section 203 either by an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders, we have not elected to opt out of Section 203.

Anti-Takeover Effect

The provisions of Delaware law and the provisions of our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Our Certificate of Incorporation and Bylaws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard will be applicable in the case of derivative actions, except that indemnification will only extend to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval will be required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

In addition, we have entered into indemnification agreements with each of our independent directors, pursuant to which we have agreed to indemnify and hold harmless, to the full extent permitted by law, each director against any and all liabilities and assessments (including attorneys’ fees and other costs, expenses and obligations) arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative, or other, including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing, incurred by the independent director and arising out of his status as a director or member of a committee of our Board, or by reason of anything done or not done by the director in such capacities. After receipt of an appropriate request by an independent director, we will also advance all expenses, costs and other obligations (including attorneys’ fees) arising out of or related to such matters. We will not be liable for payment of any liability or expense incurred by an independent director on account of acts which, at the time taken, were known or believed by such director to be clearly in conflict with our best interests.

Exchange Listing

Our common stock trades on the New York Stock Exchange under the symbol “ENVA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. The transfer agent’s address is:

P.O. Box 30170

College Station, TX 77842-3170

(800) 546-5141

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